Exhibit 99.2

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Prices Common Unit Offering

Kansas City, MO (August 6, 2009) – Inergy, L.P. (Nasdaq:NRGY) announced today that it has priced, in an underwritten public offering, 3,500,000 common units representing limited partner interests at $27.80 per unit.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay outstanding indebtedness under its revolving credit facilities and for general partnership purposes, which may include the acquisition of businesses, growth and other capital expenditures, and additions to working capital. Morgan Stanley and Citi served as joint book-running managers for the offering. The underwriters have been granted a 30-day option to purchase up to 525,000 additional common units to cover over-allotments, if any. The offering is expected to close on August 11, 2009.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

A copy of the prospectus and related prospectus supplement associated with this offering may be obtained from the underwriters as follows: Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by e-mailing prospectus@morganstanley.com, or calling Morgan Stanley toll free at (866) 718-1649; Citi, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, by e-mailing batprospectusdept@citi.com, or by calling Citi toll free at (800) 831-9146.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement associated with this offering, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling any of the underwriters toll-free at the phone numbers listed above.

Inergy, L.P., with headquarters in Kansas City, Missouri, is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Inergy serves its retail propane customers from customer service centers in the eastern half of the United States. Inergy also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the SEC. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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